Exhibit (14)(b)

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Trustees

Sixth Street Lending Partners:

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the PCAOB), the consolidated financial statements of Sixth Street Lending Partners and subsidiaries (the Company) as of December 31, 2023 and 2022, and for the year ended December 31, 2023 and the period from April 5, 2022 (Inception) to December 31, 2022, and our report dated February 16, 2024 expressed an unqualified opinion on those consolidated financial statements. We have not performed any procedures with respect to the audited consolidated financial statements subsequent to February 16, 2024.

The senior securities information included in the Form N-14 of the Company under the caption “Senior Securities” (the Senior Securities Table), has been subjected to audit procedures performed in conjunction with the audit of the Company’s respective consolidated financial statements. The Senior Securities Table is the responsibility of the Company’s management. Our audit procedures included determining whether the Senior Securities Table reconciles to the respective consolidated financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the Senior Securities Table. In forming our opinion on the Senior Securities Table, we evaluated whether the Senior Securities Table, including its form and content, is presented in conformity with the instructions to Form N-2. In our opinion, the Senior Securities Table is fairly stated, in all material respects, in relation to the respective consolidated financial statements as a whole.

/s/ KPMG LLP

New York, New York

December 10, 2024